Thistle Group Holdings, Co. 1ST QUARTER 2001 Report to Shareholders


LETTER TO SHAREHOLDERS

We are pleased to provide you with the following update on your investment in Thistle Group Holdings, Co. and its principal subsidiary Roxborough Manayunk Bank (RMB).

Our First Quarter Results

Net income for the quarter was $976,000 or $.15 diluted earnings per share versus $1.3 million or $.18 diluted earnings per share for the same period of the prior year. The current quarter includes a $246,000 12-month operating loss in a subsidiary's investment in small business investment companies (SBICs). SBICs typically operate at a loss during the first few years as they fund new investments. In addition, the prior year's quarter contained a nonrecurring $173,000 gain on the sale of mortgage-backed securities.

Net interest income increased 18% from $3.8 million in the prior year's quarter to $4.5 million in the current quarter. Interest income on loans grew by an impressive 40% as outstanding loan balances increased $50.1 million. Other income (net of the SBIC loss and mortgage-backed securities gain), increased 311% primarily as a result of the operations of our broker/dealer subsidiary, TGH Securities, and an increasing deposit base. Expenses increased due to costs associated with expanding the franchise and better positioning RMB as the community banking alternative in the Greater-Philadelphia region.

A More Valuable Franchise

We have accomplished a key strategic objective in establishing a broader foundation and a more-balanced banking franchise. Our franchise can now compete with anyone in our market area. In fact, RMB is the only publicly traded Philadelphia-based bank providing retail financial services to the Greater-Philadelphia region. Our product and service line, which we continually enhance, is now at parity or better than any other bank competing in our five county market area.

Our network of Banking Offices enables us, even in the midst of an economic slowdown, to increase our market share. Our capacity to collect deposits and generate loans now spans an 11-branch organization that is still growing. We will open two new Banking Offices by the end of 2001 and will continue to grow, conscious of expense risk and capital and earnings support. As consolidation in the industry displaces more and more banking customers in our region, we are committed to capitalizing on the opportunities before us to promote the RMB brand and gain new banking relationships.

The momentum with which our lending group is originating quality loans is outstanding, with net loans up $11.9 million or 5.5% from the previous quarter. Our commercial lending team, in particular, is generating a balanced mix of loan types to a seasoned client base. Commercial loans now represent 41% of our total loans versus 31% in the same period of the prior year. In addition, our experienced credit administration team ensures that our asset quality remains a primary focus. We are also successfully establishing deposit relationships with our borrowers, a task supported by our new commercial products and new business development personnel.

Today, shareholders have a much stronger franchise than they did at this time last year. The RMB brand is taking hold in communities throughout the Greater-Philadelphia region.

Building Shareholder Value

Going forward, we expect to see the benefits of a lower interest rate environment. We anticipate that lower rates will generally benefit liability-sensitive balance sheets like ours. At the same time, this environment will also allow us to actively manage our securities portfolio with an eye toward removing as much interest rate sensitivity as the market will allow.

We maintain that quality earnings are the primary driver of a company's value over time. By executing our plan of collecting core deposits and generating loans we will seek to promote earnings growth while we maintain and protect a strengthened book value. Like this time last year, THTL stock trades at a substantial discount to tangible book value again giving us the opportunity to repurchase company stock at very favorable levels.

Thank you for your continued support.

Sincerely,

/s/John F. McGill, Jr.
----------------------

John F. McGill, Jr.

Chairman and Chief Executive Officer



For further information regarding the results of our first quarter ended March 31, 2001 please refer to our Form 10Q which is available at http://www.sec.gov

Statements contained in this report which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                           THISTLE GROUP HOLDINGS, CO.

                   CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                        March 31, 2001   December 31, 2000
                                                        --------------   -----------------
ASSETS
Cash and cash equivalents                                  $ 28,874           $ 20,320
Investments available for sale                              118,236            128,198
Mortgage-backed securities available for sale               280,089            258,870
Trading securities                                           11,514             28,034
Loans receivable (net of allowance for loan
losses of $1,791 and $1,682)                                227,742            219,360
Other assets                                                 45,021             45,398
                                                           --------           --------
    TOTAL ASSETS                                           $711,476           $700,180
                                                           ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits                                                   $407,142           $406,684
Borrowings                                                  196,884            171,884
Other liabilities                                            19,858             38,554
                                                           --------           --------
    TOTAL LIABILITIES                                       623,884            617,122
                                                           --------           --------
Stockholders' Equity:                                        87,592             83,058
                                                           --------           --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                       $711,476           $700,180
                                                           ========           ========

                             SELECTED FINANCIAL DATA

                                                     For the Three Months Ended March 31,
                                                     ------------------------------------
                                                               2001          2000
OPERATING RESULTS:
Net interest income                                         $  4,495      $  3,817
Net income                                                       976         1,305

PER SHARE DATA:
Basic earnings per share                                    $   0.15      $   0.18
Diluted earnings per share                                      0.15          0.18
Dividends                                                       0.07          0.06
Tangible  Book Value                                           11.27          9.99

SELECTED RATIOS:
Return on average assets                                        0.57%         0.92%
Return on average equity                                        4.50          7.14
Non-performing assets as a percentage of assets                 0.03          0.07
Net interest margin                                             2.76          2.81


                           THISTLE GROUP HOLDINGS, CO.

                         CONDENSED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                   (Unaudited)

                                                    For the Three Months Ended March 31,
                                                    ------------------------------------
                                                             2001         2000
Interest Income                                          $   11,650   $    9,547
Interest Expense                                              7,155        5,730
                                                         ----------   ----------
     Net interest income                                      4,495        3,817

Provision for loan losses                                       120          120
                                                         ----------   ----------

Net interest income after provision for loan losses           4,375        3,697
Other income                                                    432          338
Other expense                                                 3,652        2,358
                                                         ----------   ----------
Income before income taxes                                    1,155        1,677
Income taxes                                                    179          372
                                                         ----------   ----------
NET INCOME                                               $      976   $    1,305
                                                         ==========   ==========
Basic earnings per share                                 $     0.15   $     0.18
Diluted earnings per share                               $     0.15   $     0.18

Weighted average shares outstanding - basic               6,552,248    7,071,192
Weighted average shares outstanding - diluted             6,599,527    7,102,610

HEADQUARTERS
------------

Thistle Group Holdings, Co.
6060 Ridge Avenue
Philadelphia, Pennsylvania 19128

RMB BANKING OFFICE LOCATIONS
----------------------------

Main Office: 6060 Ridge Avenue, Philadelphia, PA 19128
Andorra: 8345 Ridge Avenue, Philadelphia, PA 19128
Lionville: 50 East Uwchlan Avenue,Lionville, PA 19341
Manayunk: 4370 Main Street, Philadelphia, PA 19127
Media: 119 West State Street, Media, PA 19063
Overbrook: 6503-15 Haverford Ave., Philadelphia, PA 19151
Roxborough: 7568 Ridge Avenue, Philadelphia, PA 19128
West Chester: 33 West Gay Street, West Chester, PA 19382
Westtown: Rt. 3 & Rt. 352, West Chester, PA 19380
Wilmington, DE: 400 Delaware Avenue, Wilmington, DE 19801
Yeadon: 1024 Church Lane, Yeadon, PA 19050 www.RMBgo.com

STOCK LISTING
-------------

Shares of Thistle Group Holdings, Co.'s common stock are traded on The Nasdaq Stock MarketTM under the symbol THTL.


TRANSFER AGENT AND REGISTRAR
----------------------------

Registrar and Transfer Company
10 Commerce Street
Cranford, New Jersey 07016

CONTACTS
--------

Analysts, investors, news media representatives and others seeking financial and general information should contact:

John F. McGill, Jr., Chairman and Chief Executive Officer or Pam Cyr, Director of Investor Relations at (215) 483-2800